TRANSFER AGENCY SERVICES AGREEMENT


         THIS AGREEMENT is made as of , 2006 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and BHR INSTITUTIONAL FUNDS, a Delaware statutory trust (the "Trust").

                              W I T N E S S E T H:

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and
         WHEREAS, the Trust wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to each of its investment series and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS. As used in this Agreement.

         (a)      "1933 ACT" means the Securities Act of 1933, as amended.

         (b) "1934 ACT" means the Securities Exchange Act of 1934, as amended.

         (c) "AUTHORIZED PERSON" means any officer of the Trust and any other person duly authorized by the Trust's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Trust. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

         (d) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (e)      "SEC" means the Securities and Exchange Commission.

         (f) "SECURITIES LAWS" has the meaning ascribed to the term "Federal Securities Laws" in Rule 38a-1 under the Investment Company Act of 1940, as amended..

         (g) "SHARES" mean the shares of beneficial interest of any series or class of the Trust.

         (h) "WRITTEN INSTRUCTIONS" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail or facsimile sending device.

2. APPOINTMENT. The Trust hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Trust in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. COMPLIANCE WITH RULES AND REGULATIONS. PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Trust or any other entity.

4.       INSTRUCTIONS.

         (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

         (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust's Board of Trustees or of the Trust's shareholders, unless and until PFPC receives Written Instructions to the contrary.

         (c) The Trust agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

5.       RIGHT TO RECEIVE ADVICE.

         (a) ADVICE OF THE TRUST. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

         (b) ADVICE OF COUNSEL. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust's investment adviser or PFPC, at the option of PFPC).

         (c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Trust, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel. PFPC shall provide the Trust with prior written notice of its intention to follow advice of counsel that is materially inconsistent with Oral or Written Instructions. PFPC shall further provide the Trust with a copy of such advice of counsel.

      (d) PROTECTION OF PFPC. PFPC shall be indemnified by the Trust and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Trust or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6. RECORDS; VISITS. The books and records pertaining to the Trust, which are in the possession or under the control of PFPC, shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by PFPC to the Trust or to an Authorized Person, at the Trust's expense.

7.       CONFIDENTIALITY.

         (a) Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include:

                  (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or PFPC a competitive advantage over its competitors;

                  (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

                  (iv)     anything designated as confidential.

         (b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

                  (i) is already known to the receiving party at the time it is obtained;

                  (ii) is or becomes publicly known or available through no wrongful act of the receiving party;

                  (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;

                  (iv) is released by the protected party to a third party without restriction;

                  (v) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted);

                  (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party;

                  (vii) is necessary for PFPC to release such information in connection with the provision of services under this Agreement; or

                  (viii) has been or is independently developed or obtained by the receiving party.

         (c) The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

8. COOPERATION WITH ACCOUNTANTS. PFPC shall cooperate with the Trust's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Trust.

9. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Trust. Notwithstanding the foregoing, the parties acknowledge the Trust shall retain all ownership rights in Trust data which resides on the PFPC System.

10. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.      COMPENSATION.

         (a) As compensation for services rendered by PFPC during the term of this Agreement, the Trust will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Trust and PFPC. In addition, the Trust agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PFPC in the performance of its duties hereunder.

         (b) PFPC shall establish certain cash management accounts ("Service Accounts") required to provide services under this Agreement. The Trust acknowledges (i) PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service Accounts ("Balance Credits") will be used to offset the banking service fees imposed by the cash management service provider (the "Banking Service Fees"); (iii) PFPC shall retain any excess Balance Credits for its own use; (iv) Balance Credits will be calculated and applied toward the Trust's Banking Service Fees regardless of the Service Account balance sweep described in Sub-Section (i); and (v) PFPC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and shall retain any benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors.

         (c) The undersigned hereby represents and warrants to PFPC that the terms of this Agreement have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement.

12. INDEMNIFICATION. (a) The Trust, on behalf of each series, agrees to indemnify, defend and hold harmless PFPC Trust and its affiliates, including their respective officers, directors, agents and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC Trust takes in connection with the provision of services to the Trust. Neither PFPC Trust, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC Trust's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC Trust's activities under this Agreement. The provisions of this Section 12 shall survive termination of this Agreement.

                           (b) PFPC Trust agrees to defend, indemnify and hold the Trust and its officers, directors and employees harmless from all taxes, charges, expenses, assessments, claims and liabilities (including reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) caused by the negligence, bad faith or willful misfeasance of PFPC in the performance of its duties hereunder. Notwithstanding the foregoing, the Trust shall not be indemnified against any liability (or any expenses incident to such liability) caused by the Trust's or the Trust's other service providers' misfeasance, bad faith or negligence or any material breach by the Trust of this Agreement or any other agreement between PFPC Trust and the Trust.

13.      RESPONSIBILITY OF PFPC.

         (a) PFPC shall be under no duty to take any action hereunder on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and to use its best efforts within reasonable limits to ensure accuracy and completeness in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties or any material breach by PFPC of this Agreement.

         (b)      Notwithstanding anything in this Agreement to the contrary,
                  (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which conforms to the applicable requirements of this Agreement, if any, and which PFPC reasonably believes to be genuine.

         (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

         (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

         (e) The provisions of this Section 13 shall survive termination of this Agreement.

14.      DESCRIPTION OF SERVICES.

         (a)      SERVICES PROVIDED ON AN ONGOING BASIS, IF APPLICABLE.

                  (i)      Calculate 12b-1 payments;

                  (ii)     Maintain shareholder registrations;

                  (iii) Review new applications and communicate with investors to complete or correct information;

                  (iv)     Direct payment processing of checks or wires;

                  (v) Prepare and certify stockholder lists in conjunction with proxy solicitations;

                  (vi)     Countersign share certificates;

                  (vii) Prepare and mail to shareholders confirmation of activity;

                  (viii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for telephone inquiry response;

                  (ix) Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with PFPC;

                  (x) Provide periodic shareholder lists and statistics to the Trust;

                  (xi) Provide detailed data for underwriter/broker confirmations;

                  (xii) Prepare periodic mailing of year-end tax and statement information;

                  (xiii) Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity;

                  (xiv) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

                  (xv) Accept and post daily Share purchases and redemptions;

                  (xvi) Accept, post and perform shareholder transfers and exchanges;

                  (xvii) Issue and cancel certificates (when requested in writing by the shareholder); and

                  (xviii) Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC.

         (b) PURCHASE OF SHARES. PFPC shall issue and credit an account of an investor, in the manner described in the Trust's prospectus, once it receives:

                  (i)      A purchase order in completed proper form;

                  (ii) Proper information to establish a shareholder account; and

                  (iii) Confirmation of receipt or crediting of funds for such order to the Trust's custodian.

         (c) REDEMPTION OF SHARES. PFPC shall process requests to redeem Shares as follows:

                  (i) All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Trust's prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary.

                  (ii) PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

                  (iii) When Shares are redeemed, PFPC shall deliver to the Trust's custodian (the "Custodian") and the Trust or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Trust and Shares attributed to individual accounts.

                  (iv) PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and the Trust.

                  (v) When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

                  (vi) PFPC shall not process or effect any redemption requests with respect to Shares of the Trust after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the Trust.

         (d) DIVIDENDS AND DISTRIBUTIONS. Upon a resolution of the Trust's Board of Trustees authorizing the declaration and payment of dividends and distributions and Written Instructions to PFPC received no later than the business day prior to the record date of such dividend or distribution, PFPC shall issue dividends and distributions declared by the Trust in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Trust's prospectus. In all cases the ex-date and the payable date of any dividends and distributions will be next business day following the record date. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Trust's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Trust as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Trust to its shareholders as required by tax or other law, rule or regulation.

         (e)      SHAREHOLDER ACCOUNT SERVICES.

                  (i) PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

                           -        Any pre-authorized check plan; and

                           - Direct purchases through broker wire orders, checks and applications.

                  (ii) PFPC may arrange, in accordance with the prospectus, for a shareholder's:

                           - Exchange of Shares for shares of another fund with which the Trust has exchange privileges;

                           - Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

                           - Redemption of Shares from an account with a checkwriting privilege.

         (f) COMMUNICATIONS TO SHAREHOLDERS. Upon timely Written Instructions, PFPC shall mail all communications by the Trust to its shareholders, including:

                  (i)      Reports to shareholders;

                  (ii)     Confirmations of purchases and sales of Trust shares;

                  (iii) Monthly or quarterly statements as well as an annual statement;

                  (iv)     Dividend and distribution notices;

                  (v)      Tax form information; and

                  (vi)     Proxy material.

         The Transfer Agent will receive and tabulate the proxy cards for the meetings of the Trust's shareholders.

         (g) RECORDS. PFPC shall maintain records of the accounts for each shareholder showing the following information:

                  (i) Name, address and United States Tax Identification or Social Security number;

                  (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

                  (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

                  (iv) Any stop or restraining order placed against a shareholder's account;

                  (v) Any correspondence relating to the current maintenance of a shareholder's account;

                  (vi)     Information with respect to withholdings; and

                  (vii) Any information required in order for PFPC to perform any calculations contemplated or required by this Agreement.

         (h) SHAREHOLDER INSPECTION OF STOCK RECORDS. Upon a request from any Trust shareholder to inspect stock records, PFPC will notify the Trust and the Trust will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Trust's instructions, the Trust agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Trust's stock records.

         (i) LOST SHAREHOLDERS. PFPC shall perform such services as are required in order to comply with rule 17Ad-17 of the 1934 Act (the "Lost Shareholder Rule"), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

                  (i)      documentation of search policies and procedures;

                  (ii)     execution of required searches;

                  (iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

                  (iv) preparation and submission of data required under the Lost Shareholder Rules.

                  Except as set forth above, PFPC shall have no responsibility for any escheatment services.

         (j)      RETIREMENT PLANS.

                  (i) In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA's and ROTH individual retirement accounts ("IRA Plans"), 403(b) Plans and money purchase and profit sharing plans ("Qualified Plans") (collectively, the "Retirement Plans") within the meaning of Section 408 of the Internal Revenue Code of 1986, as amended (the "Code") sponsored by the Trust for which contributions of the Trust's shareholders (the "Participants") are invested solely in Shares of the Trust, PFPC shall provide the following administrative services:

                           (A) Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

                           (B) Record method of distribution requested and/or made;

                           (C)      Receive and process designation of
                                    beneficiary forms requests;

                           (D) Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

                           (E) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participant/Beneficiary, as applicable; and

                           (F) Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

                  (ii) PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Trust.

                  (iii) With respect to the Retirement Plans, PFPC shall provide the Trust with the associated Retirement Plan documents for use by the Trust and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

         (k) PRINT MAIL. The Trust hereby engages PFPC as its exclusive print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Trust and PFPC.

         (l) PROXY ADVANTAGE. The Trust hereby engages PFPC as its exclusive proxy solicitation service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Trust and PFPC.

15. PRIVACY. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Trust obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

16. COOPERATION WITH ACCOUNTANTS. The Transfer Agent shall cooperate with the Trust's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion as such may be required by the Trust from time to time.

17.      ANTI-MONEY LAUNDERING.

         17.1 To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the Trust consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Trust be in compliance with Section 352 of the USA PATRIOT Act, as follows: In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Trust from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's AML program or by an outside party, for compliance with PFPC's established policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Trust, PFPC shall provide to the Trust: (x) a copy of PFPC's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties agree the provisions of this subsection 17.1 does do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.

         17.2 To help the Trust comply with its requirements to establish and implement a due diligence program for "foreign financial institution" accounts (which the Trust is required to have under regulations issued under Section 312 of the USA PATRIOT
                  Act), PFPC will do the following:

                  (i) Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Trust to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Trust for a "foreign financial institution" (as defined in 31 CFR 103.175(h)) ("Foreign Financial Institution");

                  (ii) Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

                  (iii) Assess the money laundering risk presented by such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors, (as generally outlined in 31 CFR 103.176), and assign a risk category to each Foreign Financial Institution account;

                  (iv) Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

                  (v) Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

                  (vi) Adopt and operate enhanced due diligence policies, where necessary, as may be required by future regulations pending for Foreign Financial Institution accounts;

                  (vii) Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts;

                  (viii)   Report to the Trust about measures taken under
                           (i)-(vii) above; and

                  (ix) Set forth on a separate fee schedule compensation amounts due for these Foreign Financial Institution services. Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not complete a due diligence beyond the requirements of the relevant regulations and PFPC need not perform any task that need not be performed for the Trust to be in compliance with relevant regulation. Without limiting or expanding the foregoing, the parties agree the provisions of this subsection 17.2 do not apply to
                           Section 326 of the USA PATRIOT Act (or other sections other than Section 312) or regulations promulgated thereunder. The provisions of this subsection 17.2 specifically exclude private bank account provisions of Section 312 of the USA PATRIOT Act.

18.      CUSTOMER IDENTIFICATION PROGRAM ("CIP") SERVICES.

         (a) To help the Trust comply with its Customer Identification Program (which the Trust is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

                  (i) Implement procedures under which new accounts in the Trust are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "Data Elements") for each corresponding Customer (as defined in 31 CFR 103.131).

                  (ii) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

                  (iii) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

                  (iv) Determine whether any Customer's name appears on a list of known or suspected terrorists or terrorist organizations designated by the Department of Treasury, if any, consistent with 31 C.F.R. 131(b)(4).

                  (v) Regularly report to the Trust about measures taken under (i)-(iv) above.

                  (vi) If PFPC provides services by which prospective Customers may subscribe for shares in the Trust via the Internet or telephone, work with the Trust to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Trust's CIP.

                  (vii) Set forth on a separate fee schedule compensation amounts due for these CIP Services.

         (b) Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the fund to be in compliance with relevant regulation.

         (c) Notwithstanding anything to the contrary, PFPC need not perform any of the steps described above with respect to persons purchasing Shares via exchange privileges.

19.      DURATION AND TERMINATION.

         (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the "Initial Term").

         (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Term") each, unless the Trust or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

         (c) In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Trust and paid to PFPC prior to any such conversion.

         (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         (e) Notwithstanding anything contained in this Agreement to the contrary, should a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving the Trust or any affiliate (as defined under the 1940 Act) of the Trust (other than a reorganization that results in the acquisition of the Trust or a particular Portfolio) result in the Trust's desire to cease to use PFPC as the provider of any of the services set forth hereunder in favor of another service provider prior to the expiration of the then current Initial or Renewal Term, PFPC shall make a good faith effort to facilitate a conversion of services to the Trust's successor service provider, provided, however, there can be no guarantee that PFPC will be able to facilitate such a conversion of services on the conversion date requested by the Trust. In connection with the foregoing and prior to such conversion to the successor service provider, the payment of all fees to PFPC as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with PFPC until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to PFPC.

20. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Trust in writing); (b) if to the Trust, at , Attention: or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

21. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought. 22. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any wholly owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Trust thirty (30) days' prior written notice of such assignment or delegation, that the delegate is at least as capable as PFPC and agrees with the Transfer Agent to comply with all relevant provisions of the 1940 Act and that the Transfer Agent and such delegate shall promptly provide such information as the Trust may ask, relative to the delegation, including (without limitation) the capabilities of the delegate. To the extent required by the rules and regulations of the NSCC and in order for PFPC to perform the NSCC-related services, the Trust agrees that PFPC may delegate its duties to any affiliate of PFPC that is a member of the NSCC.

22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.      MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties or Oral Instructions.

         (b) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

         (c) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (d) INFORMATION. The Trust will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Trust.

         (e) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

         (f) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (h) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

         (i) LIABILITY. The Trust and PFPC agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets of the Trust or applicable Series, as provided in the Trust's agreement and declaration of trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution by such officer shall be deemed to have been made by them or any shareholder of the Trust individually or to impose any liability on any of them or any shareholder of the Trust personally, but shall bind only the assets and property of the Trust or applicable Series, as provided in the Trust's agreement and declaration of trust.

         (j) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         (k) CUSTOMER IDENTIFICATION PROGRAM NOTICE. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Trust's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written. PFPC INC.


                                                   By:
                                                      --------------------------

                                                   Title:
                                                         -----------------------



                                                   BHR INSTITUTIONAL FUNDS


                                                   By:
                                                      --------------------------

                                                   Title:
                                                         -----------------------



                                                                         , 2006
                                                         ----------------

BHR INSTITUTIONAL FUNDS

    RE: TRANSFER AGENCY SERVICES FEES

Dear Sir/Madam:

         This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of a Transfer Agency Services Agreement dated ______________, 2006 between BHR INSTITUTIONAL FUNDS ("you" or the "Fund") and PFPC (the "Agreement") for service provided on behalf of each of the Fund's series (the "Series"). Pursuant to paragraph 11 of the Agreement, and in consideration of the services to be provided to each Series, the Fund will pay PFPC certain fees and reimburse PFPC for its out-of-pocket expenses incurred on its behalf, as follows:

1)   ACCOUNT FEE:

         Active direct                      $20.00 per account per annum
         Inactive Account:                  $ 3.60 per account per annum

         Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee. An inactive account is defined as having a zero balance with no dividend payable. Inactive accounts are generally purged quarterly based on an 18-month retention cycle.

2)   MINIMUM MONTHLY FEE:

         The minimum monthly fee will be $1,833 for each portfolio/class, exclusive of transaction charges, Fund/SERV\Networking charges, out-of-pocket expenses and miscellaneous fees.

3)   PFPC FUNDSERV/NETWORKING FEES:

     PFPC Transaction fees:

     NSCC FundSERV                   $  .15 per transaction
                                     $  .20 per transaction, if the trade is
                                     confirmed the same day
       NSCC Networking:              No charge
       Commission Settlement:        No charge
         ACATS:                      No charge

         Note: NSCC will deduct its direct monthly fee on the 15th of each month from PFPC's cash settlement that day. PFPC will include these charges as an out-of-pocket expense on its next invoice.

4)   VOICE RESPONSE FEES.

     One time setup fee                             $10,000
     Monthly maintenance fee                        $   500
     Per minute fee                                 $      .23
     Per call fee                                   $      .10

5)   DATA DELIVERY FEES.

     One time setup fee                             $  5,000
     Monthly maintenance fee                        $  1,000
     Data delivery base transmission fee/record
                  Price records                     $     .015
                  Other records                     $     .030
         (security, distribution, account master, transaction, position)

         Data delivery direct/interactivetrust/401(K)/customer management suite/ ICI/management company level fee/record
                  Price records                     $      .01
                  Other records                     $      .01

6)   ADVANCE OUTPUT SERVICES.
                               OUTPUT DEVELOPMENT
|X|      Implementation Start-Up Fee                       Waived
|X|      Systems  Development/Programming Fee              $175.00/HR
                              PRINTING / PROCESSING
|X|      Per Image BW Simplex (Cut Sheet)                  $0.08
|X|      Per Image BW Duplex (Cut Sheet)                   $0.16
|X|      Per Image BW Simplex (Continuous)                 $0.06
|X|      Per Image BW Duplex (Continuous)                  $0.12
|X|      Per Check                                         $0.115
|X|      Dealer Commission Check/12B-1 check               $0.78 ($30 min)
                      INSERTING (DAILY MINIMUMS MAY APPLY)
|X|      Per Page Machine (includes BRE or CRE)            $42/K ($15 min)
|X|      Per Page Custom (includes BRE or CRE)             $71/K ($20 min)
|X|      Per Checks Machine                                $52/K ($20 min)
|X|      Per Checks Custom                                 $91/K ($30 min)
|X|      Additional Machine                                $0.01
|X|      Additional Custom                                 $0.08
|X|      Intelligent Machine (Selective)                   $58/K
|X|      Intelligent Custom (Selective)                    $125/K
                              SHIPPING / INVENTORY
|X|      Non-USPS Package Fee                              $4.50/Plus actual
         package cost
|X|      USPS Overnights                                   $15.95
|X|      Inventory Receipts                                $20.00/S.K.U.
|X|      Inventory Storage                                 $20.00/Skid Location
|X|      Inventory Dump/Destruct Charge                    $20.00/S.K.U.
|X|      Courier Charge                                    $25.00
|X|      Shipping Boxes                                    $0.95 ++

|X|      Oversized Envelopes                               $0.47 ++
|X|      Shipping Labels                                   $0.20 ++
|X|      White Paper                                       $0.01 ++

          ++PRICE SUBJECT TO CHANGE BASED ON SUPPLY MARKET FLUCTUATIONS

                              POSTAGE AND MISC FEES
|X|      Manual pulls                                      $2.50
|X|      Special Projects Hourly Work                      $24.00/Hour
|X|      Per piece mail preparation / presort fee          $0.035
|X|      Fast Forward Fees                                 $0.15/Envelope
|X|      Work Order Administrative Fee                     $15.00/Workorder or
                                                           Flat


                                                                       Fee/Month

                     SPECIAL AND MISC TAX COMPLIANCE MAILING
|X|      Ad Hoc Programming                               $100.00/HR
|X|      Creation of Zip Disk                                         $135.00
|X|      ZIP+4 Data Enhancement                           $10.00/K  ($125 min)
|X|      Householding                                     $6.00/K
|X|      Data Manipulation (Ace, de-duping, merge/purge)  $80.00 per hour
|X|      Create Mailing List                              $.40 ($25.00 min)
|X|      Print Simplex (Misc. Tax/Compliance)             $.08 Each
|X|      Print Duplex (Misc. Tax/Compliance)              $.11 Each
|X|      Machine Insert (Misc. Tax/Compliance)            $56.00/K ($75 min)
|X|      Custom Insert (Misc. Tax/Compliance)             $65.00/K ($75 min)
|X|      Admark & Machine Insert 1 piece #10 or 6x9       $62.00/K  ($125 min)
|X|      Additional Machine Insert #10 or 6x9             $2.50/K
|X|      Admark & Machine Insert  1 piece 9x12            $125.00/K  ($125 min)
|X|      Additional Machine Insert 9x12                   $5.00/K
|X|      Admark Only #10, 6x9 or 9x12                     $38.00/K  ($75 min)
|X|      Admark & Custom insert 1 piece #10, 6x9 & 9x12   $0.08
|X|      Custom Sort                                      $25.00/K
|X|      Print, Affix Pressure Sensitive labels
         (custom insert 1 piece)                          $0.32  ($75 min)
|X|      Print Labels only                                $0.10
|X|      Affix Labels only                                $0.10
|X|      Legal Drop per Mailing                           $150.00
|X|      Copy of 3602 or 3606 per Mailing                 $3.00 Each
|X|      Tabbing
|X|      1 Tab                                            $8.00/K
|X|      2 Tabs                                           $12.00/K
|X|      Admark Self Mailer                               $0.20 ($75 min)
|X|      Machine Folding                                  $18.00/K
|X|      Custom Folding                                   $0.12
|X|      Cutting                                          $10.00/K

B.       YEAR END TAX FORM OUTPUT PROCESSING (TRC PRODUCT)

|X|      Print & Process                                  $0.42 Each ($75 min)
|X|      Affidavit Charge                                 $3.50 Each
|X|      Duplicate Tax Forms                              $0.50 ($15 min)
|X|      Intelligent Inserting (Selective)                $0.045 Each

C.       DIGITAL SERVICES

|X|      Create Original PDF Images                       $0.05/Image
|X|      AOS Reports (HTML/XML)                           $0.06/Image
|X|      PDF's from Line Data                             $.015/Image
|X|      PDF Server Storage                               $0.01/Page
|X|      Original CD-ROM Charges                          $275.00
|X|      Duplicate CD-ROM Charges                         $175.00
|X|      E-Mail Notification Implementation               $10,000.00
|X|      Consent and Suppression Implementation           $7,500.00
|X|      E-mail Notification                              $0.15 per ($25.00 min)

|X|      Scheduled Event Fee                              $500.00/event plus
                                                          $0.15/email

|X|      Non-Scheduled Event Fee                          $500.00/event plus
                                                          $0.15/email
|X|      Rejected e-mail                                  $5.00/e-mail

7) MISCELLANEOUS CHARGES include, but are not limited to, charges for the following products and services as applicable, ad hoc reports, ad hoc SQL time, banking services, COLD storage, digital recording, training, microfiche/microfilm production, magnetic media tapes and freight, and pre-printed stock, including business forms, certificates, envelopes, checks and stationary. In addition, consolidated statement, audio response and development/programming costs, conversion and deconversion expenses.

8) OUT-OF-POCKET EXPENSES include, but are not limited to, telephone lines, postage, overnight delivery, mailgrams, hardware/phone lines for transmissions, wire fees, ACH charges, exchange fee, record retention, b/c notices, account transcripts, labels, user tapes, travel expenses, and expenses incurred at the direction of the Fund. Out-of-pocket expenses are billed as they are incurred.

9) SHAREHOLDER EXPENSES include, but are not limited to: IRA/Keogh processing, exchange fees between portfolios, requests for account transcripts, returned checks, lost certificate bonding, overnight delivery as requested by the shareholder, and wire fee for disbursement if requested by the shareholder. Shareholder expenses are billed as they are incurred.

10) MISCELLANEOUS. Any fee, out-of-pocket expenses or shareholder expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.

11) FEE ADJUSTMENTS. After the one year anniversary of the effective date of the Agreement, PFPC may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Fund's monthly fees (or the Effective Date absent a prior such adjustment).

         If during the next three years, PFPC is removed from the Transfer Agency Services Agreement referenced above, PFPC will recoup 100% of the fees waived during the first year.

         The fee for the period from the date hereof until the end of the year shall be prorated according to the proportion which such period bears to the full annual period.

         If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                                Very truly yours,

                                                PFPC INC.

                                                By:
                                                    ----------------------------

                                                Name:
                                                    ----------------------------

                                                Title:
                                                      --------------------------

Agreed and Accepted:

BHR INSTITUTIONAL FUNDS

By:
    ----------------------------

Name:
    ----------------------------

Title:
      --------------------------